Exhibit 10.15

PROTEINSIMPLE

MANAGEMENT RETENTION BONUS PLAN

This Management Retention Bonus Plan (the “Plan”), established effective January 21, 2010 by ProteinSimple, a Delaware corporation (the “Company”),was amended by the Board on February 3, 2011 and July 23, 2013.

1. Purpose of the Plan. The Company considers it essential to the operation of the Company that its key employees be retained through a potential Corporate Transaction and wants to augment the incentives provided by existing equity ownership and stock option grants. The purpose of the Plan is to establish a retention bonus pool to provide incentive for key employees to continue in the service of the Company through a potential Corporate Transaction. The Plan is meant to supplement and work in conjunction with, and not to replace, the Company’s other incentive programs, such as its option plans, severance arrangements and other benefits plans, in order to achieve the foregoing purposes.

2. Definitions.

2.1 “Board” means the Board of Directors of the Company, with any members thereof who are Participants hereunder abstaining from any actions taken hereunder.

2.2 “Cause” will mean, with respect to a particular Participant, that the Participant committed, or there has occurred, one or more of the following: (a) conviction of, a guilty plea with respect to, or a plea of nolo contendere to a charge that the Participant has committed a felony under the laws of the United States or of any state of a crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of the Company; (b) material breach of any agreement entered into between the Participant and the Company that impairs the Company’s interest therein; (c) willful misconduct, or gross neglect by such Participant of his or her duties, if such conduct is not cured within seven (7) days of the Participant’s receipt of written notice (provided that such conduct can reasonably be cured); (d) an unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (e) engagement in any activity that constitutes a material conflict of interest with the Company. The Participant’s death or physical or mental disability shall also constitute Cause for termination hereunder. Cause to terminate employment based on the Participant’s physical or mental disability shall exist if any illness, disability or other incapacity renders the Participant physically or mentally unable to regularly perform his or her duties hereunder for a period in excess of sixty (60) consecutive days or more than ninety (90) days in any consecutive twelve (12) month period. The Administrator shall make a good faith determination of whether the Participant is physically or mentally unable to regularly perform his or her duties, subject to its review and consideration of any physical and/or mental health information provided to it by the Participant.

2.3 “Closing” will mean the initial closing of the Corporate Transaction as defined in the definitive agreement executed in connection with the Corporate Transaction. In the case of a series of transactions constituting a Corporate Transaction, “Closing” means the first closing that satisfies the threshold of the definition for a Corporate Transaction.

2.4 “Code” means the U.S. Internal Revenue Code of 1986, as amended.

2.5 “Contingent Consideration” means the sum of any cash and the Fair Market Value of any securities or other property (after the payment of transaction fees and expenses, including, without limitation, payments to investment bankers and attorneys in connection with a Corporate Transaction) that would be, but for the existence of the Plan, received by the Company or the Securityholders in respect of equity securities of the Company in connection with a Corporate Transaction after the Closing, the receipt of which is contingent upon the passage of time or the occurrence or non-occurrence of some future event(s) or circumstance(s), including, without limitation, amounts of consideration paid at a subsequent closing, and amounts of consideration subject to an escrow, a purchase price adjustment, an earn-out or indemnity claims.

2.6 “Corporate Transaction” will mean the consummation of a transaction or series of transactions that results in (i) any sale or other disposition of all or substantially all of the assets of the Company that occurs over a period of not more than twelve (12) months; or (ii) any person, or more than one person acting as a group, acquiring ownership of stock of the Company, that together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation. However, a Corporate Transaction will not include (1) any consolidation or merger effected exclusively to change the domicile of the Company, or (2) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof. This definition of Corporate Transaction is intended to conform to the definitions of “change in ownership of a corporation” and “change in ownership of a substantial portion of a corporation’s assets” provided in Treasury Regulation Sections 1.409A-3(i)(5)(v) and (vii).

2.7 “Corporate Transaction Bonus” with respect to a Participant will be an amount equal to the product of (i) the Participant’s Participation Percentage as of the Closing, multiplied by (ii) the Corporate Transaction Bonus Pool.

2.8 “Corporate Transaction Bonus Pool” will be an amount of consideration equal to either: (i) five percent (5%) of the Total Consideration if the Total Consideration for a Corporate Transaction is less than $275,000,000; (ii) six percent (6%) of the Total Consideration if the Total Consideration for a Corporate Transaction is equal to or greater than $275,000,000 and less than or equal to $300,000,000; or (ii) seven (7%) of the Total Consideration if the Total Consideration for a Corporate Transaction is greater than $300,000,000. Notwithstanding the foregoing, in the event that the aggregate amount payable to all Participants in connection with a Corporate Transaction with respect to actual shares of stock or shares of stock issuable pursuant to outstanding stock options of the Participants (“Other Equity Payments”) and with respect to bonus payments that would be made under this Plan under the applicable percentage described above, exceeds 15.3% of the Total Consideration in the Corporate Transaction, the amount of the Corporate Transaction Bonus Pool shall be reduced such that when added to the Other Equity Payments, the aggregate amount payable to the Participants in a Corporate Transaction shall not exceed 15.3% of the Total Consideration.

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2.9 “Fair Market Value” will be the value determined by the Board (or the Representative, as applicable) as of the applicable date in its sole discretion in accordance with Section Code 409A to the extent applicable, and such determination will be final and binding.

2.10 “Initial Consideration” means the sum of any cash and the Fair Market Value of any securities or other property to be received by the Company or the Securityholders in respect of equity securities of the Company upon the Closing of the Corporate Transaction (including the total value of (i) any stock option or warrant exercise proceeds, whether paid directly or net-exercised in connection with the Corporate Transaction and (ii) any payments made in connection with the Corporate Transaction pursuant to outstanding promissory notes previously issued as consideration for the exercise of stock options) after the payment of transaction fees and expenses (including, without limitation, payments to investment bankers and attorneys in connection with a Corporate Transaction) that would be, but for the existence of the Plan, legally available for payment or distribution to the Securityholders at the Closing. Initial Consideration does not include any Contingent Consideration.

2.11 “Participant” will mean an employee of the Company holding the title of Vice President or above who has been designated as a Participant by the Administrator and who has signed and returned a valid Participation Agreement to the Company within forty-five (45) days after being provided such agreement, as set forth on EXHIBIT A hereto, as the same may be amended from time to time.

2.12 “Participation Agreement” will mean an agreement between a Participant and the Company in substantially the form of EXHIBIT B hereto.

2.13 “Participation Percentage” will mean the percentage determined in accordance with Section 4.1.

2.14 “Representative” will mean one or more members of the Board or persons designated by the Board prior to or in connection with a Corporate Transaction, provided no such persons may be Participants.

2.15 “Resignation for Good Reason” will mean with respect to a particular Participant, the Participant’s resignation from all positions he or she then holds with the Company, in a manner that constitutes a “separation from service” under Treasury Regulation Section 1.409A-1(h), as a result of the occurrence of any of the following events, conditions or actions taken by the Company without Cause and without such Participant’s consent: (i) any material reduction of the Participant’s then current annual base salary, except to the extent that the annual base salary of all other officers of the Company is similarly reduced; (ii) any material diminution of the Participant’s authority, duties or responsibilities; (iii) any material diminution in the authority, duties or responsibilities of the supervisor to whom the Participant is required to report, (IV) any requirement that the Participant relocate to a work site that would increase his or her one-way commute distance by more than thirty-five (35) miles; or (iv) any material breach by the Company of its obligations under this Plan or the employment agreement between the Company and the Participant; provided, however, that the Participant must (1) provide written notice of the occurrence of such event to the Company’s Chief Executive Officer (or to the Board in the case of a Participant who is the Chief Executive Officer) within the forty-five (45)

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days immediately following the occurrence of such event, (2) allow the Company forty-five (45) days to cure such event or condition, and (3) if the Company does not cure such event within such period, the resignation is effective not later than thirty (30) days after the conclusion of such cure period.

2.16 “Securityholders” will mean the stockholders, option holders and warrant holders of the Company.

2.17 “Total Consideration” means the sum of the Initial Consideration and the Contingent Consideration.

3. Interpretation and Administration of the Plan.

3.1 Prior to the Closing, the Plan will be interpreted and administered by the Compensation Committee of the Board (the “Administrator”), whose actions in interpreting the terms of the Plan and administration of the Plan will be final and binding on all Participants.

3.2 Upon and after the Closing, the Plan will be interpreted and administered in good faith by the Representative. All actions taken by the Representative in interpreting the terms of the Plan and administration of the Plan will be final and binding on all Participants.

4. Allocation of the Corporate Transaction Bonus Pool.

4.1 The Plan will operate through the award of Corporate Transaction Bonus payments to Participants who meet the eligibility requirements of Section 5 and the conditions to receiving a Corporate Transaction Bonus set forth in the Plan. For each Participant, his or her Participation Percentage shall be a number equal to a fraction, the numerator of which is the number of shares of the Company’s Common Stock held by the Participant (in actual shares of stock or shares of stock issuable pursuant to outstanding stock options) as of the Closing and the denominator of which is the total number of shares of the Company’s Common Stock held by all Participants (in actual shares of stock or shares of stock issuable pursuant to outstanding stock options) as of the Closing.

4.2 A Participation Agreement signed by a duly authorized officer of the Company and each Participant will be issued to each Participant, which agreement will contain such terms as the Administrator deems necessary or advisable in the administration of the Plan.

5. Eligibility to Earn a Corporate Transaction Bonus.

5.1 Except as otherwise provided in a Participant’s Participation Agreement and Section 6 below, each Participant will become vested in the Participation Percentage awarded to him or her upon the Closing subject to the Participant’s continued service with the Company through the Closing; provided however, that in the event the Closing occurs within sixty (60) days after a Participant’s termination of employment or service with the Company either (i) by the Company without Cause (and other than as a result of his or her death or disability) or (ii) by the Participant pursuant to a Resignation for Good Reason, a Participant will still become fully vested in the Participation Percentage awarded to him or her upon the Closing. If a Participant’s Participation Percentage fails to vest upon the Closing, then such Participant will not be entitled to receive any Corporate Transaction Bonus in respect of such Participation Percentage.

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5.2 Notwithstanding any provision to the contrary in the Plan, a Participant will not earn or be entitled to any portion of the Corporate Transaction Bonus provided under the Plan until the Closing.

6. Payment of Corporate Transaction Bonus.

6.1 If the conditions for earning the Corporate Transaction Bonus set forth in the Plan and the applicable Participation Agreement are satisfied, each Participant will be entitled to earn and be paid his or her Corporate Transaction Bonus as follows:

(i) A Participant will be paid the Corporate Transaction Bonus in a lump sum on the thirtieth (30th) day following the Closing, except as set forth in Section 6.1(ii)-(iii) below.

(ii) To the extent the Total Consideration includes any Contingent Consideration, the portion of the Corporate Transaction Bonus that may be earned and payable in respect of such amounts of Contingent Consideration will be subject to the same conditions (including but not limited to any escrow arrangement, indemnity obligation, or earn-out) (the “Conditions”) on payment imposed on all other Securityholders with respect to their rights to the Contingent Consideration to the same extent the Conditions are imposed on the Contingent Consideration (i.e., on a pro-rata basis) (such portion of the Corporate Transaction Bonus subject to the Conditions, the “Unvested Consideration”). Except as set forth in Section 6.1(iii) below, the Unvested Consideration will be paid in a lump sum, as, if and when the Contingent Consideration is paid to the Securityholders, but in no event later than thirty (30) days following the date on which the applicable Condition is satisfied.

(iii) To the extent that a Condition, when applied to the Corporate Transaction Bonus, would not constitute a “substantial risk of forfeiture” (as defined in Treasury Regulations Section 1.409A-1(d)), such that the Unvested Consideration related to such Condition would not be reasonably likely to be payable in compliance with either Treasury Regulation Section 1.409A-1(b)(4) or Treasury Regulation Section 1.409A-3(i)(5)(iv)(A), or to the extent the Administrator determines the Unvested Consideration is not otherwise payable in compliance with or under an exemption from Section 409A, the Participant shall be paid the Unvested Consideration related to such Condition, subject to any reduction made by the Administrator based on the Fair Market Value (as of the Closing) of the Unvested Consideration as a result of the existence of the Condition (that is, the present value of the Corporate Transaction Bonus that may be earned upon satisfaction of the Condition), in a lump sum on the thirtieth (30th) day following the effective date of the Corporate Transaction.

6.2 It is intended that each installment of the payments provided under the Plan (the “Plan Payments”) is a separate “payment” for purposes Section 1.409A-2(b)(2)(i) of the Treasury Regulations. For the avoidance of doubt, it is intended that the Plan Payments satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder and any state law of similar effect (collectively “Section 409A”) provided under Treasury Regulations Section 1.409A-1(b)(4)

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and, to the extent not so exempt, that the Plan Payments comply, and the Plan be interpreted to the greatest extent possible as consistent, with Treasury Regulations Section 1.409A-3(i)(5)(iv)(A) – that is, as “transaction-based compensation.” Therefore, no Plan Payments pursuant to Section 6.1(ii)-(iii) will be earned or paid after the fifth (5th) anniversary of the Closing and the Participants will not be entitled to any payments under the Plan with respect to any Contingent Consideration after such date.

6.3 The Corporate Transaction Bonus will be paid in the same forms and in the same proportions as the Total Consideration is paid by the acquirer to the Securityholders.

6.4 In addition to any other restrictions imposed on the payments to be made pursuant to the Plan, any securities that are issued to the Participants under the Plan will be subject to the same or similar restrictions as imposed by the acquiring company on the securities distributed to the Securityholders as part of the Total Consideration on the terms set forth in the agreement pursuant to which the Corporate Transaction occurs.

7. Release. As a further condition to earning a Corporate Transaction Bonus, a Participant must execute and allow to become effective a general release of claims in substantially the form of Exhibit C within thirty (30) days after the Closing. If any Participant refuses to execute such release and allow it to become effective within such time period, then such Participant will not be eligible to earn a Corporate Transaction Bonus and the Corporate Transaction Bonus otherwise payable to such Participant will be forfeited by such Participant.

8. Withholding of Compensation. The Company or the acquirer in a Corporate Transaction will withhold from any payments under the Plan and from any other amounts payable to a Participant by the Company or such acquirer any amount required to satisfy the income and employment tax withholding obligations arising under applicable federal and state laws in respect of the Corporate Transaction Bonus. Without limiting the forgoing, the Company or such acquirer may, in it sole discretion, satisfy the tax withholding obligations by withholding from any securities otherwise issuable to a Participant pursuant to the Plan a number of whole shares of such issuable capital stock having a Fair Market Value as of the date of payment, not in excess of the minimum amount of tax required to be withheld by law. The Company or such acquirer may require the Participant to satisfy any remaining amount of the tax withholding obligations by tendering a cash payment. Each Participant is encouraged to contact his or her personal legal or tax advisors with respect to the benefits provided by the Plan. Neither the Company nor any of its employees, directors officers or agents are authorized to provide any tax advice to Participants with respect to the benefits provided under the Plan.

9. Parachute Payments. Any provision of the Plan to the contrary notwithstanding, if any payment or benefit a Participant would receive from the Company pursuant to the Plan or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (defined below). The “Reduced Amount” will be either (l) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (2) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the

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highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in such Participant’s receipt, on an after-tax basis, of the greatest amount of the Payment. If a reduction in the Payment is to be made so that the Payment equals the Reduced Amount, (x) the Payment will be paid only to the extent permitted under the Reduced Amount alternative, and the Participant will have no rights to any additional payments and/or benefits constituting the Payment, and (y) reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to the Participant. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Participant’s equity awards. In no event will the Company or any stockholder be liable to any Participant for any amounts not paid as a result of the operation of this Section 9. The professional firm engaged by the Company for general tax audit purposes as of the day prior to the Closing will perform the foregoing calculations. If the tax firm so engaged by the Company is serving as accountant or auditor for the acquirer, the Company will appoint a nationally recognized tax firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. The tax firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company and the Participant within fifteen (15) days before the Closing (if requested at that time by the Company or the Participant) or such other reasonable time as requested by the Company or a Participant. If the tax firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company and each Participant with documentation that no Excise Tax is reasonably likely to be imposed with respect to such Payment. Any good faith determinations of the tax firm made hereunder will be final, binding and conclusive upon the Company and the Participant.

10. No Guarantee of Employment. The Plan is intended to provide a financial incentive to Participants and is not intended to confer any rights to continued employment upon Participants whose employment will remain at-will and subject to termination by either the Company or Participant at any time, with or without cause or notice.

11. No Equity Interest; Status as Creditor. Neither the Plan nor the allocation of Participation Percentages hereunder creates or conveys any equity or ownership interest in the Company or any rights commonly associated with any such interest, including, but not limited to, the right to vote on any matters put before the Company’s stockholders. The Participation Percentages do not constitute “securities” of the Company. A Participant’s sole right under the Plan will be as a general unsecured creditor of the Company and the acquiring or surviving corporation.

12. No Assignment or Transfer by Participant. None of the rights, benefits, obligations or duties under the Plan may be assigned or transferred by any Participant except by will or under the laws of descent and distribution. Any purported assignment or transfer by any such Participant will be void.

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13. Termination of the Plan. The Plan and all awards of Participation Percentages hereunder will terminate and no amounts will be earned and payable hereunder as of and effective on the earliest to occur of (i) any liquidation, dissolution or winding up of the Company, (ii) at such time as all earned payments due under the Plan have been paid, including any payments in respect of Contingent Consideration, or (iii) the Company’s first underwritten public offering of its Common Stock registered under the Securities Act of 1933, as amended.

14. Amendment of the Plan. The Plan may be amended by the Administrator (or the Representative, as applicable), provided that no amendment will adversely affect the rights of a Participant hereunder without the written consent of each Participant.

15. Governing Law. The rights and obligations of a Participant under the Plan will be governed by and interpreted, construed and enforced in accordance with the laws of the State of California without regard to its or any other jurisdiction’s conflicts of laws principles.

16. Assumption by Acquirer. The Company’s obligations to pay the Corporate Transaction Bonus to Participants hereunder will be deemed to have been appropriately satisfied if the acquiring or surviving corporation in a Corporate Transaction assumes such obligations and pays the Corporate Transaction Bonus as provided hereunder.

17. Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

18. Entire Agreement. The Plan and the executed Participation Agreements set forth all of the agreements and understandings between the Company and Participants with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the Company and Participants with respect to the subject matter hereof.

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EXHIBIT A

PLAN PARTICIPANTS

Timothy Harkness

Jason Novi

Trent Basarsky

Bob Gavin

Terry Salyer

EXHIBIT B

PROTEINSIMPLE

MANAGEMENT RETENTION BONUS PLAN

PARTICIPATION AGREEMENT

This Participation Agreement (the “Participation Agreement”) is entered into by and between ProteinSimple, a Delaware corporation (the “Company”), and the undersigned employee of the Company, as of the date set forth below.

This Participation Agreement is attached to a copy of the ProteinSimple Management Retention Bonus Plan (the “Plan”), as amended by the Board of Directors of the Company on February 3, 2011 and July 23, 2013. Each capitalized term not defined in this Participation Agreement will have the meaning ascribed to such term in the Plan.

The Administrator has designated you a Participant in the Plan, and has awarded you the right to earn a bonus under the Plan in accordance with your Participation Percentage as determined under the Plan. This Participation Agreement supersedes in its entirety any prior agreement you executed in connection with the Plan.

You are encouraged to read the Plan in its entirety. The final decision as to whether you have earned any payments under the Plan will be made by the Administrator or the Representative in accordance with the Plan.

To indicate your acceptance of your designation as a Participant in the Plan, please sign a copy of this Participation Agreement in the space indicated below and return it to             on or before             , 201    .

ProteinSimple

By:
Name: [ ]
Title: Member, Board of Directors

ACCEPTED AND ACKNOWLEDGED:

I hereby accept my designation as a Participant in the ProteinSimple Management Retention Bonus Plan.

Dated:	By:
Name:

EXHIBIT C

FORM OF GENERAL RELEASE

I understand that I have accepted my designation as a Participant in the Management Retention Bonus Plan (the “Plan”) of ProteinSimple (the “Company”). In consideration of receiving certain benefits under the Plan, I have agreed to sign this Release. I understand that I am not entitled to benefits under the Plan unless I sign this Release.

In consideration for the benefits I am receiving under the Plan, I hereby release the Company and its current and former officers, directors, agents, attorneys, employees, stockholders, parents, subsidiaries, and affiliates and the Representative from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to and including the date I sign this Release. This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of equity or compensation.

I understand that I am not releasing any claim that cannot be waived under applicable state or federal law. I am not releasing any rights that I have to be indemnified (including any right to reimbursement of expenses), arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between me and the Company, or any directors’ and officers’ liability insurance policy of the Company, for any liabilities arising from my actions within the course and scope of my employment with the Company [or within the course and scope of my role as a member of the Board of Directors of the Company [for CEO only]]. Nothing in this Release will prevent me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, or the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby acknowledge and agree that I will not recover any monetary benefits in connection with any such proceeding with regard to any claim released in this Release. Nothing in this Release will prevent me from challenging the validity of my general release in a legal or administrative proceeding.

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction, which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Dated:	By:
Name: